Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES ENTRANCE INTO HORIZONTAL NIOBRARA AND CODELL OIL PLAYS IN WELD COUNTY, COLORADO

Acquisition of 4,040 Acres Provides Potential for More than 100 Horizontal Drilling Locations on Trend with Major Operators

Company Provides Operations Update and Announces New EVP of Engineering

San Antonio, Texas (October 15, 2014) – EnerJex Resources, Inc. (NYSE MKT: ENRJ) (“EnerJex” or the “Company”), an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the Rocky Mountain and Mid-Continent regions of the United States, announced today that it has acquired leasehold interests covering 4,040 gross (3,945 net) acres in Weld County, Colorado. These interests were acquired from multiple third parties at undisclosed terms and are located in two distinct areas of the emerging horizontal Niobrara and Codell oil plays as further described below. A map showing EnerJex’s acreage in Weld County can be viewed on the Company’s website at www.enerjex.com/img/WeldCountyMap.jpg.

Wattenberg Extension Area

In the Wattenberg Extension area, EnerJex has acquired an 85% operated working interest in 640 acres representing the entirety of Section 16 / Township 8 North / Range 61 West. This acreage is held by production and EnerJex is currently in the process of reactivating and working over three existing vertical wells on the property, including two wells that produce oil from the Niobrara and Codell formations and one well that produces oil from the J-Sand formation. During the past week, EnerJex worked over and intitiated oil production from the two Niobrara/Codell wells and they have produced at a combined rate of approximately 60 barrels of oil per day (BOPD) during the first few days of production. Management expects this rate to decline and stabilize at a lower rate of production.

This acreage is located in the heart of the Colorado Mineral Belt thermal trend in Weld County within Noble Energy’s (NYSE: NBL) “West Pony” area of development, and it is surrounded by leasehold interests and horizontal wells operated by Noble Energy and Carrizo Oil & Gas (NASDAQ: CRZO). Management believes this acreage is highly prospective for horizontal development of the Niobrara A, B, and C zones in addition to the Codell formation. This acreage has the potential for at least 16 horizontal Niobrara drilling locations and as many as 32 horizontal Niobrara drilling locations based on recent down-spacing tests being conducted by nearby operators that have yielded positive initial results. In addition, this acreage has the potential for up to 16 horizontal Codell drilling locations and it is also prospective for horizontal development of the J-Sand and Greenhorn formations.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Noble Energy recently completed four Niobrara wells with horizontal laterals of approximately 4,400 feet from a drilling pad located approximately 1.25 miles to the southwest of this acreage. According to the Colorado Oil and Gas Conservation Commission’s (COGCC) website, these wells had a combined 30-day initial production rate of approximately 1,169 BOPD and 2 million cubic feet of natural gas per day, or an average rate of 375 barrels of oil equivalent per day (BOEPD) for each well. Management believes the reservoir characteristics of the Niobrara and Codell formations underlying the Company’s acreage in this area are nearly identical to the surrounding leasehold interests held by Noble Energy and Carrizo Oil & Gas.

Hereford Area

In the Hereford area, EnerJex has acquired a 100% operated working interest in 3,040 acres. Two-thirds of this position is located in Township 10 North / Ranges 63-65 West and includes three entire 640 acre sections with an average acreage tract size of 450 acres. The remainder of this position is located in Township 9 North / Ranges 63-65 West with an average tract size of 170 acres. All of this acreage is located on State owned mineral and surface lands with a remaining term of more than 4 years.

This acreage is located in Northern Weld County near the Hereford field, where EOG Resources (NYSE: EOG) launched the horizontal Niobrara play with its Jake 2-01H well in Township 11 North / Range 63 West that had a peak 30-day production rate of approximately 765 BOEPD (89% oil). Importantly, this acreage is on trend with the emerging Codell horizontal oil play which is actively being pursued by EOG Resources, Anadarko Petroleum (NYSE: APC), and Cirque Resources near the border of Weld County and Laramie County, Wyoming, with numerous recent 30-day IP rates exceeding 1,000 BOPD. EOG recently filed 20 horizontal drilling permits this area, including one permit that directly offsets a 640 acre tract held by EnerJex, and dozens of additional horizontal drilling permits have recently been filed by Cirque Resources and Anadarko Petroleum in Townships 11-12 North / Ranges 63-65 West.

Management believes this acreage is highly prospective for horizontal development of the Niobrara A, B, and C zones in addition to the Codell formation. This acreage has the potential for at least 16 horizontal Niobrara drilling locations and as many as 32 horizontal Niobrara drilling locations per 640 acre section based on recent down-spacing tests being conducted by nearby operators that have yielded positive initial results. In addition, this acreage has the potential for up to 16 horizontal Codell drilling locations per 640 acre section. Management believes that the Codell and Niobrara formations underlying EnerJex’s acreage in this area are thermally mature and have comparable reservoir characteristics to successful nearby horizontal Codell and Niobrara developments.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

EnerJex intends to acquire 3D seismic data covering all or a majority of this acreage and plans to develop these assets by drilling horizontal wells with 4,000’-9,000’ laterals. All of this acreage is located in rural areas and the Company does not anticipate any drilling setback issues associated with the development of these assets. EnerJex is currently planning its next steps in both areas and may entertain joint ventures or strategic transactions involving these leasehold interests which have an average net revenue interest of approximately 80%.

Operations Update

Adena Field: After achieving strong initial results from reactivating and recompleting J-Sand and D-Sand wells, EnerJex decided to upgrade its infrastructure in order to increase production capacity and decrease operating expenses. The company is currently replacing key portions of the primary production infrastructure and reconfiguring its water injection system to handle additional production volumes as the company continues reactivating and recompleting wells. In addition, EnerJex recently reactivated a new D-Sand oil well in its southern waterflood unit which confirmed an encouraging initial waterflood response based on pressure data and oil production. As a result, the Company is planning to reactivate additional production wells in this waterflood unit in the near term. EnerJex also reactivated an additional J-Sand oil well which achieved results in line with management’s expectations. Management continues to be pleased with the results of this project and plans to aggressively exploit this asset for the foreseeable future.

Mississippian Project: EnerJex recently completed drilling 9 new oil wells and 1 new secondary recovery water injection well in its Mississippian Project with a 100% success rate. These wells are currently in the process of being completed and management is pleased with the early results of this development drilling program. The Company plans to continuously drill at least 100 additional wells in this project, including at least 60 production wells and 40 injection wells at a cost of approximately $75,000 per well. Management expects the production wells to achieve initial rates of approximately 5 BOPD.

Niobrara Project: EnerJex is currently waiting on a third party to complete the upgrade of an existing tap which the Company previously acquired that connects to the Trailblazer pipeline. In addition, EnerJex is working with the COGCC to develop a reduced setback exception area which would allow the Company to drill wells in ideal locations based on 3D seismic interpretation. Subject to approval from the COGCC, EnerJex expects to have the tap upgrade completed and all permits finalized for its previously announced 17 well development drilling program by the first quarter of 2015.

Cherokee Project: EnerJex recently completed drilling 5 new oil wells and 7 secondary recovery water injection wells and management is currently evaluating its future plans for this project, which offers a substantial amount of drilling potential.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Hedging Update

EnerJex has hedged a significant portion of oil production through June 2016. For the remainder of 2014, the Company has hedged 350 BOPD through swap agreements at an average price of $88.5 per barrel. For 2015, EnerJex has hedged 320 BOPD through swap agreements at an average price of $85.9 per barrel. For the first six months of 2016, the Company has hedged 300 BOPD through a put option with a floor price of $85.0 per barrel and no ceiling.

New Executive Vice President of Engineering

EnerJex is pleased to welcome Kent Roach as its new Executive Vice President of Engineering. Kent brings 25 years of engineering experience to the Company including previous roles at Occidental Petroleum Corporation (NYSE: OXY), Exxon Mobil Corporation (NYSE: XOM), Newfield Exploration Company (NYSE: NFX), and Encore Acquisition Company, which was acquired by Denbury Resources (NYSE: DNR). He is a diverse reservoir engineer with extensive qualifications in identifying and assessing production and reserve growth opportunities. In addition, Kent has a strong background in preparing geologic based fit-for-purpose capital efficient development programs that leverage modern technologies. His strengths include reservoir simulation, enhanced oil recovery, unconventional resource assessment, asset development planning, reserve engineering, and geologic modeling. Most recently his work focused on the horizontal Wolfcamp play in West Texas and the Zubair Field in Southern Iraq, one of the largest oil fields in the world.

Management Comments

EnerJex’s CEO, Robert Watson, Jr., commented, “I am thrilled to announce these acquisitions, which I believe were completed at very attractive terms, and I am pleased to welcome Kent to the team and report progress in all of our core operating areas. The stage is now set for an exciting year for our shareholders. In addition, management continues to evaluate numerous potential strategic opportunities to create and unlock value for common shareholders on a per-share basis.”

About EnerJex Resources, Inc.

EnerJex Resources, Inc. (NYSE MKT: ENRJ) is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the Rocky Mountain and Mid-Continent regions of the United States. The Company owns oil and gas leases covering nearly 100,000 acres in multiple prolific hydrocarbon basins located in Colorado, Kansas, Nebraska, and Texas.

EnerJex’s producing assets are characterized by long lived reserves with low production decline rates, and the Company has identified more than 500 drilling locations within its existing properties. Through its large acreage footprint in the Denver-Julesburg (“DJ”) Basin, EnerJex also has exposure to emerging oil resource plays including the horizontal Niobrara and Codell plays in Weld County, Colorado. The Company’s management team has more than 100 years of combined experience in the oil and gas exploration and production industry, including geology, engineering, operations, and finance. EnerJex’s headquarters are located in San Antonio, Texas, and additional information is available on its website at www.enerjex.com.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the completion of drilling for and commencement of operations at new wells, successful production at newly drilled wells, expected increases in overall production, the acquisition of operating assets and related agreements, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Contact

EnerJex Resources, Inc.

Robert Watson, Jr., CEO

Phone: (210) 451-5545

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM